AMENDMENT TO SHARE EXCHANGE AGREEMENT

     THIS AMENDMENT is made effective this 16th day of March, 1999, by and among Clariti Telecommunications International, Ltd., a Delaware (U.S.) corporation formerly known as Sigma Alpha Group, Ltd. ("Clariti"); Chadwell Hall Holdings, Limited, a corporation formed under the laws of the British Virgin Islands ("CHH"); and MediaTel Global Communications Limited, a corporation formed under the laws of the United Kingdom ("MediaTel").

     BACKGROUND
     ----------
     I. Clariti, CHH and MediaTel are the parties to that certain Share Exchange Agreement dated February 3, 1999 (the "Share Exchange Agreement").

    II. Clariti, CHH and MediaTel wish to hereby amend the Share Exchange Agreement.

     NOW THEREFORE, in consideration of the premises and of the respective covenants, representations and warranties contained herein, intending to be legally bound, the parties hereby agree as follows:

     A. Capitalized Terms; Express Modification.
        ---------------------------------------
     Any capitalized term used herein and not defined herein shall retain the meaning ascribed to it in the Share Exchange Agreement. Principles of construction and interpretation stated in Paragraph 10 of the Share Exchange Agreement are hereby incorporated by reference herein. This Amendment shall govern any conflict between this Amendment and the Share Exchange Agreement. Except as expressly amended or modified by this Amendment, every term, provision, condition, covenant, representation, warranty and indemnity of the Share Exchange Agreement is hereby ratified and shall remain in full force and effect.

     B. Modification of Share Exchange Agreement.
        ----------------------------------------
   		B.1	Section 1.2 of the Share Exchange Agreement is hereby amended and restated in its entirety as follows:

     1.2 Consideration for MediaTel Shares.
         ---------------------------------
     At the Closing and simultaneously with the transfer and assignment to Clariti of the MediaTel Shares, Clariti shall deliver to CHH the following consideration representing full and complete payment by Clariti to CHH for the MediaTel Shares (the "MediaTel Consideration").

          1.2.1 Clariti shall cancel and deliver to CHH that certain promissory note dated February 3, 1999 made payable by CHH to Clariti in the principal amount of Twenty-One Million U.S. Dollars (USD$21,000,000) [the "$21,000,000 Note"].



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
          1.2.2 Clariti shall execute and deliver to CHH its unsecured promissory note in the principal amount of Three Million U.S. Dollars (USD$3,000,000), in the form attached as Exhibit "A" to this Addendum and incorporated herein (the "Promissory Note").

     B.2 Sections 1.3., 4.3 and 6.2.2 of the Share Exchange Agreement and Exhibit "B" to the Share Exchange Agreement are hereby deleted in their entirety.

     B.3 Section 1.4 of the Share Exchange Agreement is hereby amended and restated in its entirety as follows:

     1.4 Closing.
         -------
     The consummation of the transactions contemplated by this Agreement shall take place on even date herewith (the "Closing" or the "Closing Date").

     B.4 Section 8.1 of the Share Exchange Agreement is hereby amended and restated in its entirety as follows:

     8.1 Delivery of Clariti Shares and Other Consideration.
         --------------------------------------------------
     Clariti shall have delivered to CHH: (i) the original, canceled $21,000,000 Note and (ii) the Promissory Note.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered as of the day and year first above written.

                               CLARITI:

                               Clariti Telecommunications International, Ltd.,
                                 a Delaware corporation

                                 s/Peter S. Pelullo
                                 ------------------
                                 Peter S. Pelullo
                                 Chief Executive Officer

                               CHH:

                               Chadwell Hall Holdings, Limited,
                                 a British Virgin Islands corporation

                                 s/Michael Harris
                                 ----------------
                                 Michael Harris, Director
                                 [a duly authorized representative]

                               MEDIATEL:

                               MediaTel Global Communications Limited,
                                 a United Kingdom corporation

                                 s/Stephen C. Burges
                                 -------------------
                                 Stephen C. Burges, Director
                                 [a duly authorized representative]

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

                               EXHIBIT "A"
                                  to
                               Addendum to
                        Share Exchange Agreement
                           made by and among
          Clariti Telecommunications International, Ltd. ("Clariti");
                Chadwell Hall Holdings, Limited, ("CHH"); and
             MediaTel Global Communications Limited ("MediaTel")



                             PROMISSORY NOTE

Three Million U.S. Dollars                 Philadelphia, Pennsylvania (U.S.)
(USD$3,000,000)                            March 16, 1999


FOR VALUE RECEIVED, Clariti Telecommunications International, Ltd., a Delaware (U.S.) corporation ("Maker"), promises to pay to the order of Chadwell Hall Holdings Limited, a corporation formed under the laws of the British Virgin Islands ("Payee"), on the one (1) year anniversary of the date hereof ("Due Date"), the principal sum of Three Million U.S. Dollars (USD $3,000,000), together with interest thereon, at a rate equal to six and one half percent (6.5%) per annum, which interest shall be calculated on the basis of the actual number of days elapsed during any period during which the unpaid principal balance of this Promissory Note (this "Note") shall be outstanding, upon the terms and conditions set forth herein. Time is of the essence of this Note.

     1. Place of Payment; Prepayment.
        ----------------------------
     The principal balance hereof and interest due thereon (the "Balance") shall be payable by check or wire transfer on the Due Date and at such place as Payee may from time to time designate in writing. At any time and from time to time hereafter, Maker may prepay all or any part of the Balance without penalty or premium, provided that any such prepayment of principal shall be accompanied by the payment of all accrued and unpaid interest thereon to the date of such prepayment.

     2. Event of Default.
        ----------------
     The failure of Maker to pay any sum due and payable hereunder on the date which is thirty (30) days after the date on which Payee shall have given notice thereof to Maker shall constitute the Event of Default hereunder (the "Event of Default"); provided, however, that if Maker shall at any time be precluded, under the law of the jurisdiction of its incorporation, from paying any sum then due and payable hereunder because its surplus is insufficient for such purpose, Maker shall pay on account of such payment all available surplus and any remaining portion of such payment shall be paid in full by Maker upon the earlier to occur of: (i) the date that Maker may lawfully make such payment or
(ii) the date ninety (90) days from the date such payment was first due and payable.

     3. Post-Judgment Interest; Usury.
        -----------------------------
     Any judgment obtained for sums due under this Note shall accrue interest until paid. Notwithstanding any provision contained herein, Maker's liability

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

for the payment of interest under this Note shall not exceed the limits now imposed by the applicable usury law. If any provision of this Note requires interest payments in excess of the highest rate permitted by law, the provision in question shall be deemed to require only the highest such payment permitted by law. Any amounts theretofore received by Payee hereunder in excess of the maximum amount of interest so permitted to be collected by Payee shall be applied by Payee in reduction of the outstanding principal balance hereof (in which event any applicable prepayment prohibition or premium shall be waived with respect to the amount so prepaid) or, if this Note shall have theretofore been paid in full, the amount of such excess shall be promptly returned by Payee to the Maker.

     4. Remedies; Noncumulative.
        -----------------------
     Upon the occurrence of the Event of Default, Payee, at its option and without further notice to Maker, may enforce and seek to recover any all sums due and payable hereunder by any remedy available to Payee hereunder, at law or in equity. All remedies shall be cumulative and concurrent and may be pursued singly, successively or concurrently at Payee's discretion and may be exercised as often as occasion therefor shall occur. The failure to exercise any right or remedy shall in no event be construed as a waiver or release of the same.

     5. Waiver of Defenses.
        ------------------
     Maker waives presentment for payment, demand, notice of demand, notice of nonpayment or dishonor, protest and notice of protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note.

     6. Representations and Warranties.
        ------------------------------
     Maker represents and warrants to Payee that: (a) Maker's execution and delivery of this Note and the enforceability against Maker of the transactions hereby contemplated have been duly authorized by all requisite corporate action; (b) this Note has been duly and validly executed and delivered by Maker and constitutes a legal, valid and binding obligation of Maker; (c) the execution and delivery of this Note by Maker does not, and the performance by it of the transactions hereby contemplated will not result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any terms, conditions or provisions of any note, debenture, security agreement, lien, mortgage or other agreement, instrument or obligation, oral or written, to which Maker is a party (whether as an original party or as an assignee or successor) or by which it or any of its properties is bound; (d) no approval or consent by any third party is required in connection with Maker's execution and delivery of this Note and the transactions hereby contemplated.

     7. Binding Effect.
        --------------
     This Note and all rights, obligations and powers granted hereby will bind and inure to the benefit of the parties hereto and their respective successors and assigns.


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

     8. Notices.
        -------
     All notices, requests, demands, and other communications hereunder must be in writing and shall be given by a nationally recognized overnight delivery service, addressed to the principal offices of each part or to such other address as shall have been designated in writing by any party. All notices, requests, demands and other communications hereunder shall be effective on the earlier of (i) when received or (ii) the next business day if sent by such nationally recognized overnight delivery service, and addressed as aforesaid, except that notice of change of address shall be effective only from the date of its receipt. For purposes hereof, the following are the principal offices:

If to CHH:

     c/o Corporate & Legal Administration Services, Ltd.
     73/77 Lowlands Road
     Harrow-on-the Hill
     Middlesex HA1 3BP
     United Kingdom
     Attention:  Angela Bravo
     Telephone:   011 44 0181 538 1297
     Telecopier:  011 44 0171 823 3638

     With copies to:

     Joblings Solicitors
     45 Regent Street
     Rugby
     Warwickshire, England
     TCV212PE
     Attn.: Bruce Jobling, Solicitor
     Telephone:   011 44 1788 536 060
     Telecopier:  011 44 1788 552 086

If to Clariti:

     1341 N. Delaware Avenue, Suite 408
     Philadelphia, PA  19125
     Attn.: Peter S. Pelullo, Chief Executive Officer
     Telephone:   (215) 751-8682
     Telecopier:  (215) 751-4376

     With a copy to:

     Eizen Fineburg & McCarthy, LLP
     Two Commerce Square Suite 3410
     2001 Market Street
     Philadelphia, PA  19103
     Attn.: Gary J. McCarthy, Esquire
     Telephone:   (215) 751-9666
     Telecopier:  (215) 751-9310




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

     10. Captions; Headings; Number; Gender.
         ----------------------------------
     The captions and headings in this Note are inserted for convenience only, and in no way describe or limit the scope or intent of this Note or any of its provisions. Whenever used, the singular number shall include the plural, the plural the singular and the use of any gender shall be applicable to all genders

     11. Severability; Modification.
         --------------------------
     The provisions of this Note are deemed severable. The invalidity or unenforceability of any provision shall not affect or impair the remaining provisions which shall continue in full force and effect. No modification of this Note shall be binding or enforceable unless in writing and signed by or on behalf of the party against whom enforcement is sought.

     12. Assignment.
         ----------
     Payee shall not assign, transfer, encumber, pledge or otherwise convey any portion or all of this Note (including any rights or obligations hereunder), without the prior written approval of Maker.

     13. Governing Law.
         -------------
     Notwithstanding the jurisdiction in which this Note shall be executed, this Note shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania and the parties submit to the jurisdiction of the courts of such jurisdiction.

IN WITNESS WHEREOF, intending to be legally bound hereby, Maker has caused this Note to be duly executed the day and year first above mentioned.

                               MAKER:

                               Clariti Telecommunications International, Ltd.,
                                 a Delaware corporation

                               s/Peter S. Pelullo
                               ------------------
                               Peter S. Pelullo
                               Chief Executive Officer



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